                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33663

                    PROSPECTUS SUPPLEMENT DATED MAY 22, 1998
                                       to
                        Prospectus Dated August 14, 1997

                                  47,535 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


        This Prospectus Supplement supplements the Prospectus dated August 14, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 47,535 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Ardent Communications Corporation ("Ardent"), by and through a merger of Ardent with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:


                                                                                         Number of
                                                                                           Shares
                                            Number of Shares         Percent of        Registered for
                                              Beneficially          Outstanding             Sale
Name of Selling Shareholder                      Owned                 Shares            Hereby(1)
                                            ----------------        -----------        --------------
Huang, Chang-Kuang (Chang-Huang                      4,527               *                    4,527
Huang)

Huang, Chen-Der (Chen-Tge Huang)                     3,395               *                    3,395

Huang, Cheng-Ho (Cherng-Ho Huang)                    7,923               *                    7,923

Huang, Ming-Chu                                      7,923               *                    7,923

Huang, Wen-Chen                                      7,923               *                    7,923

Hwang, Meiyun                                        3,395               *                    3,395

Hwang, Mingyu                                        3,395               *                    3,395

Lu, Pao-Hua                                          4,527               *                    4,527

Yen, Fang-Chiu (Fang-Hiu Yen)                        4,527               *                    4,527


* less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.